Exhibit 99.1

FOR IMMEDIATE RELEASE

TechTarget Announces Proposed Offering of Convertible Senior Notes

Newton, MA — December 14, 2020 — TechTarget, Inc. (“TechTarget”) (Nasdaq: TTGT) today announced that it proposes to offer, subject to market conditions and other factors, $175 million aggregate principal amount of convertible senior notes due 2025 (the “notes”). The notes are to be offered and sold to persons reasonably believed to be “qualified institutional buyers” pursuant to Rule 144A under the Securities Act of 1933, as amended. In addition, TechTarget has granted the initial purchasers of the notes a 13-day option to purchase up to an additional $26.25 million aggregate principal amount of notes on the same terms and conditions.

TechTarget intends to use approximately $150 million of the net proceeds from the offering to fund the cash consideration payable for, and certain costs associated with its previously announced proposed acquisition of BrightTalk Limited (the “BrightTalk Acquisition”). TechTarget also intends to use the remaining proceeds from the offering, to fund, together with cash on hand, the $20 million initial purchase price, subject to adjustment, of an additional acquisition of a company providing research and content for B2B information technology enterprise customers, with which TechTarget has entered into a non-binding letter of intent (the “Potential Acquisition”). Completion of the offering is not contingent upon completion of the BrightTalk Acquisition or the Potential Acquisition and there can be no assurance that the BrightTalk Acquisition or the Potential Acquisition will be consummated. If the BrightTalk Acquisition or the Potential Acquisition is not completed, TechTarget intends to use the net proceeds from the offering for general corporate purposes, which may include, without limitation and in TechTarget’s sole discretion, working capital, capital expenditures, investments in or loans to TechTarget’s subsidiaries, repayment of outstanding indebtedness, common stock repurchases, funding potential future acquisitions and investments and satisfaction of other obligations.

The notes will be senior unsecured obligations of TechTarget and will mature on December 15, 2025, unless earlier converted, redeemed or repurchased in accordance with their terms prior to such date. Upon conversion of the notes, holders of the notes will receive cash, shares of TechTarget’s common stock or a combination of cash and shares of TechTarget’s common stock, at TechTarget’s option. Interest on the notes will be payable semi-annually in arrears on June 15 and December 15 of each year, beginning on June 15, 2021. The interest rate, initial conversion rate, offering price and other terms will be determined at the time of pricing the offering.

This press release is neither an offer to sell nor a solicitation of an offer to buy any of these securities or any other securities (including the shares of TechTarget’s common stock, if any, issuable upon conversion of the notes) and shall not constitute an offer, solicitation or sale of these or any other securities in any jurisdiction in which such offer, solicitation or sale would be unlawful. Any offer of notes will be made only by means of a private offering memorandum. The notes and any common stock issuable upon conversion of the notes have not been and will not be registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements of the Securities Act and other applicable securities laws.

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The release contains information about future expectations, plans and prospects of TechTarget’s management that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995, including statements with respect to TechTarget’s expectations to complete the proposed offering of the notes and its use of proceeds from the offering, including the consummation of the BrightTalk Acquisition and the Potential Acquisition. There can be no assurance that TechTarget will be able to complete the proposed notes offering on the anticipated terms, or at all. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors including, but not limited to, the terms of the notes and the offering, risks and uncertainties related to whether or not TechTarget will consummate the offering, risks and uncertainties related to the consummation of the BrightTalk Acquisition and the Potential Acquisition, the impact of general economic, industry, market or political conditions and other factors that are discussed in TechTarget’s Annual Report on Form 10-K, quarterly reports on Form 10-Q, and other documents periodically filed with the SEC.

In addition, the statements in this press release represent TechTarget’s expectations and beliefs as of the date of this press release. TechTarget anticipates that subsequent events and developments may cause these expectations and beliefs to change. However, while TechTarget may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing TechTarget’s expectations or beliefs as of any date subsequent to the date of this press release.

About TechTarget

TechTarget is a global leader in purchase intent-driven marketing and sales services that deliver business impact for enterprise technology companies. By creating abundant, high-quality editorial content across more than 140 highly targeted technology-specific websites, TechTarget attracts and nurtures communities of technology buyers researching their companies’ information technology needs. By understanding these buyers’ content consumption behaviors, TechTarget creates the purchase intent insights that fuel efficient and effective marketing and sales activities for clients around the world.

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Contacts:

Media Inquiries Garrett Mann Director of Marketing TechTarget 617-431-9371 gmann@techtarget.com	Investor Inquiries Daniel T. Noreck Chief Financial Officer TechTarget 617-431-9449 dnoreck@techtarget.com